Exhibit 99.1

IRON HORSE ACQUISITION II CORP. Announces Pricing of $200 Million Initial Public Offering

December 16, 2025, 5:15 Eastern Standard Time

New York, Nov. 16, 2025 (GLOBE NEWSWIRE) -- (BUSINESS WIRE) – IRON HORSE ACQUISITION II CORP. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq and will trade under the ticker symbol “IRHOU” beginning December 17, 2025. Each unit consists of one ordinary share of the Company, $0.0001 par value per share, and one-tenth of a right, each right entitling the holder to one-tenth of an ordinary share upon consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on the Nasdaq under the symbols “IRHO” and “IRHOR,” respectively. The offering is expected to close on December 18, 2025, subject to customary closing conditions.

The Company, led by Chairman of the Board of Directors and Chief Executive Officer, Jose Antonio Bengochea, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on businesses with a focus within media, tech, and entertainment, and in particular on identifying attractive targets across several verticals, including but not limited to AI, K-POP, gaming, animation, fashion, consumer products, and more.

Cantor Fitzgerald & Co. is acting as book-running manager and representative of the several underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, or by email at prospectus@cantor.com or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on December 16, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Iron Horse Acquisition II Corp.

Bill Caragol

CFO bill@ironhorseacquisition.com

(310) 290-5383